Exhibit 99.1

Strayer Education, Inc. Acquires the New York Code and Design Academy

HERNDON, Va.--(BUSINESS WIRE)--January 15, 2016--Strayer Education, Inc. (NASDAQ: STRA) announced that on January 13, 2016 it acquired the New York Code and Design Academy (NYCDA), a provider of non-degree web and mobile app development courses. NYCDA will operate as a wholly owned subsidiary of Strayer Education, Inc., and will maintain its current headquarters and management team based in New York City. NYCDA’s operating results will be included in Strayer Education, Inc.’s consolidated financial statements from the date of the acquisition.

About Strayer Education, Inc.

Strayer Education, Inc. (NASDAQ: STRA) is an education services holding company that owns Strayer University and the New York Code and Design Academy. For more information on Strayer Education, Inc. visit www.strayereducation.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such statements may be identified by the use of words such as "expect," "estimate," "assume," "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. The statements are based on the Company's current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, the Company’s continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, the Company’s ability to implement its growth strategy, risks associated with the ability of the University’s students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. The Company undertakes no obligation to update or revise forward-looking statements.

CONTACT:
Strayer Education, Inc.
Daniel Jackson, Executive Vice President and Chief Financial Officer
703-713-1862
daniel.jackson@strayer.edu